Exhibit 15.1

Our ref	SQG/794866-000002/86433977v1

YIMUTIAN INC.
6/F, Building B-6, Block A Zhongguancun

Dongsheng Technology Campus No. 66

Xixiaokou Road

Haidian District, Beijing 100192

The People’s Republic of China

15 May 2026

Dear Sirs

YIMUTIAN INC.

We have acted as legal advisers as to the laws of the Cayman Islands to YIMUTIAN INC., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2025 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (File No. 333-292450) that was filed on 29 December 2025, pertaining to the Company’s 2015 Stock Option Plan and 2025 Share Incentive Plan.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP